SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 205490

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FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OFTHE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 7, 2022

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MMEX RESOURCES CORPORATION
(Exact name of registrant as specified in its charter)

Nevada	333-152608	26-1749145
(State of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

3600 Dickinson

Fort Stockton,  Texas 79735

(Address of principal executive offices)

Registrant’s telephone number, including area code:  (855) 880-0400

Check the appropriate box if the Form 8-K filing is intended to simultaneously satisfy the reporting obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act
☐	Soliciting material pursuant to Rule 14a-12 of the Exchange Act
☐	Pre-commencement communications pursuant to Rule 14d-2(b) Exchange Act
☐	Pre-commencement communications pursuant to Rule 13e-4(c) Exchange Act

Securities registered pursuant to Section 12(b) of the Act: N/A

Indicate by check mark whether the Registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Deﬁnitive Agreement.

On June 7, 2022, we closed a financing with 1800 Diagonal Lending LLC for a 10% convertible note in the principal amount of $105,000. After deducting lender fees and expenses, the financing provided $101,250 of net proceeds to us. The holder of the note, at its option, may convert the unpaid principal balance of, and accrued interest on, the note into shares of common stock at a price of $0.11 per share at any time prior to the six month anniversary of the issuance of the note. Thereafter, the note is convertible into our common stock at a 42% discount from the lowest trading prices during the 10 trading days prior to conversion. The Company may prepay the note at a 25% redemption premium during the first six months after issuance.

On June 7, 2022, we amended our agreement with the holder of our Series B Convertible Preferred Stock, Series C Warrants and Series D Warrants to (i) waive certain covenants to allow to enter into the transaction described in the preceding paragraph and (ii) as consideration for such waiver, reduce the exercise price or conversion price (as applicable) of those securities from $0.10 per share to $0.05 per share.

Item 3.02 Unregistered Sales of Equity Securities.

The information contained above in Item 1.01 is hereby incorporated by reference into this Item 3.02. The issuance of such securities were not registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state securities laws. The issuance of securities and the shares of common stock issuable upon the conversion of any notes will be issued in reliance on the exemptions from registration provided by Section 4(a)(2) under the Securities Act and Regulation D promulgated thereunder

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MMEX Resources Corporation

Date: June 10, 2022	By:	/s/ Jack W. Hanks
Jack W. Hanks, President and
Chief Executive Officer

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